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                                                                   EXHIBIT 10.15

                                 AGENT AGREEMENT

         THIS AGENT AGREEMENT (this "Agreement"), made this 13th day of March, 1996, by and between Target Marketing Systems, Inc., a Georgia corporation having its principal place of business at 3525 Piedmont Road, Six Piedmont Center, Suite 606, Atlanta, Georgia 30305 ("TMS"), and EduTrek Systems, Inc., a Georgia corporation having its principal place of business at One Buckhead Plaza, 3060 Peachtree Road, N.W., Suite 1420, Atlanta, Georgia 30305 ("AGENT"),

                              W I T N E S S E T H:

         WHEREAS, Target Marketing International, Inc., a Georgia corporation ("TMI") is the owner of certain proprietary materials; and

         WHEREAS, TMS has represented to AGENT that it is the exclusive North American agent of TMI and desires to increase the sales of such materials; and

         WHEREAS, AGENT desires to market, sell and otherwise distribute such materials and conduct certain training and other services related to such materials; and

         WHEREAS, TMS is willing to appoint AGENT and AGENT is willing to accept such appointment as TMS's agent upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following words, terms and phrases shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

         1.1 Affiliate. "Affiliate" shall mean any Person or entity that directly or indirectly controls or is controlled by, or is under common control with, such Person. As used in this definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

         1.2 Agent's Customers. "Agent's Customers" shall mean the customers of Agent within the "Agent's Protected Industries" or part of the "Protected Accounts" of Agent as set forth


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on Exhibit A, attached hereto and made a part hereof, as amended from time to time as contemplated therein.

         1.3 Agent Information. "Agent Information" shall mean all information which is directly or indirectly disclosed to TMS regardless of the form in which it is disclosed or whether such information was or is disclosed prior to, on or after the date of this Agreement, relating in any way to AGENT's markets, customers, materials, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general. Agent Information shall not include information (a) already or subsequently in the public domain through no breach of this Agreement, (b) TMS can demonstrate was within its possession prior to the time of disclosure by TMS, (c) developed independently by TMS (and/or a third party) without any reliance upon confidential proprietary information of AGENT disclosed hereunder, (d) disclosed under requirement of law, after notice to AGENT, (e) which TMS, after due inquiry, receives or acquires from a third party without restriction as to use or (f) expressly designated by AGENT as non-confidential.

         1.4 Recommended Customer Price List. "Recommended Customer Price List" shall mean the current list of prices that TMS publishes as set forth on Exhibit B, attached hereto and made a part hereof, as amended from time to time.

         1.5 Person. "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind or a government or any department or agency thereof.

         1.6 Materials. "Materials" shall mean those materials owned by TMI and described on Exhibit C, attached hereto and made a part hereof, as that exhibit may be amended from time to time by mutual agreement of the parties, and all enhancements, improvements and other alterations thereto, including, without limitation, the addition of New Materials (as defined below) pursuant to Section
2.2 hereof.

         1.7 Quota. "Quota" shall mean the minimum billings for Materials and the Agent's Services which AGENT shall be required to sell in accordance with the terms and conditions of Article 6 of this Agreement.

         1.8 TMS Information. "TMS Information" shall mean all information which is directly or indirectly disclosed to AGENT or embodied in the Materials provided hereunder, regardless of the form in which it is disclosed or whether such information was or is disclosed prior to, on or after the date of this Agreement, relating in any way to TMS's markets, customers, materials, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general. TMS Information shall not include information (a) already or subsequently in the public domain through no breach of this Agreement, (b) AGENT can demonstrate was within its possession prior to the time of disclosure by AGENT, (c) developed independently by AGENT (and/or a third party) without any reliance upon confidential proprietary information of TMS disclosed hereunder, (d)


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disclosed under requirement of law, after notice to TMS, (e) which AGENT, after due inquiry, receives or acquires from a third party without restriction as to use or (f) expressly designated by TMS as non-confidential.

         1.9  Term.  "Term" shall mean the term of this Agreement pursuant to
Section 12.1 hereof.

         1.10 Territory. "Territory" shall mean the geographical areas specifically described in Exhibit D, attached hereto and made a part hereof, as that exhibit may be amended from time to time by mutual agreement of the parties.

                                    ARTICLE 2
                           APPOINTMENT AND ACCEPTANCE

         2.1 Scope. TMS hereby appoints AGENT, and AGENT hereby accepts appointment, as TMS's agent during the Term with the exclusive right to market, sell and otherwise distribute the Materials in the Territory to Agent's Customers and conduct training seminars and other related services as set forth on Exhibit E, attached hereto and made a part hereof, as amended from time to time (the "Agent's Services"), using TMS's name, logos, service marks, trademarks and other similar intellectual property, subject to the terms and conditions of this Agreement.

         2.2 New Materials. TMS and AGENT hereby covenant and agree that, in connection with new materials or other products of TMS which are similar in nature to the Materials, but not merely enhancements, improvements or alterations thereto (the "New Materials"), TMS shall notify AGENT of their availability and, upon the request of AGENT, shall appoint AGENT as TMS's agent during the Term with the exclusive right to sell or otherwise distribute the New Materials in the Territory to Agent's Customers, using TMS's name, logos, service marks, trademarks and other similar intellectual property, subject to all the terms and conditions of this Agreement. "Materials" shall be deemed to include any "New Materials" for which AGENT receives the exclusive right to sell or otherwise distribute in accordance with this Section 2.2.

         2.3 Representatives. TMS acknowledges and agrees that AGENT may directly or indirectly fulfill its duties and obligations hereunder through its employees, Affiliates, agents and other representatives; provided, however, that any such representative, other than an employee of AGENT, must be approved by TMS, which approval shall not be unreasonably withheld or delayed.

         2.4 Warranty and Indemnification. Each party to this Agreement warrants and represents that it is free to enter into and fully perform this Agreement, and neither party hereto has entered into another agreement, its obligations under which would conflict with its performance under this Agreement. Each party hereto shall indemnify and hold the other, its successors and permitted assigns and the officers, directors, employees and agents of each of them harmless, from and against any and all claims, damages, liabilities, costs and expenses of any kind, including, without limitation, reasonable attorneys' fees and expenses, arising out of the breach by the indemnifying party of any representation, warranty or other term or provision of this Agreement.


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The warranties, representations and indemnification obligations herein shall survive the expiration or termination of this Agreement.

         2.5 Instructors. AGENT acknowledges and agrees that the Materials may only be distributed for use in training seminars that are conducted by an instructor that is certified by TMS pursuant to an Instructor Agreement, substantially in the form attached hereto as Exhibit F and made a part hereof. AGENT may not train or certify any Person as an instructor in the use of the Materials or the conduct of the Agent's Services, unless specifically authorized in writing by TMS.

                                    ARTICLE 3
                          GENERAL OBLIGATIONS OF AGENT

         3.1 Marketing. AGENT shall have the following obligations with respect to the marketing, sales and distribution of the Materials and delivery of the Agent's Services:

           (a) To use its reasonable best efforts to further the marketing, sale and other distribution of the Materials and delivery of the Agent's Services in the Territory to the Agent's Customers;

           (b) To represent TMS in a professional and ethical manner, as described in TMS's published Code of Professional Conduct, a copy of which is attached hereto as Exhibit G and made a part hereof (the "Code of Professional Conduct");

           (c) To market and promote the Materials and the Agent's Services in a manner consistent with TMS's standard marketing practices;

           (d) To enter into TMS's standard customer contract (or a written approved alternative) with all of the Agent's Customers placing orders for the Materials and the Agent's Services, which standard contract forms shall be provided by TMS in reasonable quantities to AGENT upon AGENT's request at no expense to AGENT; and

           (e) To provide to TMS a copy of the roster listing each of the Agent's Customers and the number of participants in each Agent's Customer's program conducted by AGENT using the Materials and, within seven business days of the completion of such training program, an original of a program evaluation, in a form mutually agreeable to TMS and AGENT from time to time, of each participant in such training program which complies with AGENT's request to complete such evaluation (the "Program Evaluations").

         3.2 Marketing or Distribution of Competitive Materials or Services. AGENT shall not market or distribute in the Territory any materials or services which infringe upon TMS processes, tools or intellectual property or which are substantially similar to TMS processes, tools



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or intellectual property during the Term without prior written consent of TMS.
In addition, AGENT shall not market or sell in the Territory any competitive products (i) the content of which can be substituted for the Materials or the Agent's Services or (ii) which are developed, marketed and distributed by the companies listed on Exhibit H during the Term and for a one-year period after the termination of this Agreement, unless such termination is caused by the bankruptcy of TMS or a material breach of this Agreement by TMS, as provided for in Section 12.2.

         3.3 Expenses. Unless otherwise expressly stated to the contrary herein, AGENT assumes full responsibility for all costs, fees and other expenses which it incurs in carrying out its obligations under this Agreement, including but not limited to all business license, advertising, demonstration, travel and accommodation expenses, without the right to reimbursement for any portion thereof from TMS.

                                    ARTICLE 4
                           GENERAL OBLIGATIONS OF TMS

         4.1 Provision, Enhancement, Support and Development of Materials. TMS will provide adequate supplies of the Materials to AGENT pursuant to the terms and conditions of this Agreement, and TMS will use its reasonable best efforts to enhance and support the Materials, and/or to develop New Materials, so that TMS's products are and remain competitive in the marketplace. For purposes of this Agreement, TMS and AGENT acknowledge and agree that TMS's failure to supply the Materials to AGENT pursuant to the terms and conditions of this Agreement would constitute a material breach of this Agreement by TMS.

         4.2 Customization of Materials. Upon the reasonable request of AGENT, TMS will provide certain customization services in connection with the Materials pursuant to customer specifications, for which services TMS will be reimbursed in full, based upon the reasonable cost of all time and materials necessary to perform such services, as approved by the parties in advance.

         4.3 Sales Support. TMS will provide AGENT with marketing, sales and distribution support, at no cost to AGENT, in the manner provided to TMS's other agents, including, without limitation, the provision of reasonable, ongoing quantities of TMS's sales brochures, pamphlets and other collateral materials. In addition, TMS will use its reasonable best efforts to provide AGENT with customized marketing, sales and distribution support relating to Agent's Customers at the hourly rate reflected on the Recommended Customer Price List.

         4.4 Sales Training. Upon reasonable request of AGENT, TMS will provide to AGENT and its employees, agents and other representatives training in connection with the sale and other distribution of the Materials and the Agent's Services at no cost to AGENT.

         4.5 Qualified Leads. TMS will provide qualified leads developed or received by TMS to AGENT for accounts in the Agent's Protected Industries (as defined below), at no cost to AGENT.



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         4.6   Protection of Materials. TMS will diligently protect the goodwill and commercial reputation of the Materials and, in furtherance thereof, will use its reasonable best efforts to cause its employees, agents and other distributors to adhere to the Code of Professional Conduct.

         4.7 Program Evaluation Summaries. TMS will provide AGENT with written summaries of the Program Evaluations within 21 days of receipt of such Program Evaluations from AGENT pursuant to Section 3.1.

                                    ARTICLE 5
                              ORDERS FOR MATERIALS

         5.1 Orders. AGENT shall submit orders for Materials by Agent's Customers to TMS in writing by mail, confirmed facsimile transmission or express courier in accordance with TMS's standard ordering processes. AGENT shall ensure that orders relating to Agent's Customers are received by TMS at least ten days prior to the delivery dates requested in such orders, and TMS shall ensure delivery of the ordered Materials upon the requested delivery dates.

         5.2 Delivery Terms. All delivery charges relating to the Materials shall be invoiced to Agent's Customers.

         5.3 Modification of Orders. AGENT may request in writing, and TMS shall acknowledge, changes in orders placed with TMS if such changes are received by TMS no later than two days prior to the requested delivery dates in the case of a decrease in ordered Materials and no fewer than five days in all other cases. Except as set forth in the foregoing sentence, no order shall be modified or canceled except upon the mutual agreement of the parties. AGENT's change orders shall be subject to all provisions of this Agreement, whether or not such change orders so state.

         5.4 Changes to Materials. TMS reserves the right, in its reasonable discretion, to:

         (a)   Alter the form of any of the Materials; or

         (b)   Commence the production and sale of New Materials.

Notwithstanding the above, TMS shall use its reasonable best efforts to provide AGENT with prompt, written notice of such decisions and shall fill all orders from AGENT for any such altered or discontinued Materials, deliveries of which have been commenced.

         5.5   Sales Activities Reports.   AGENT agrees to use its reasonable
good faith efforts to provide TMS with a written forecast of monthly sales of the Materials and the Agent's Services for the subsequent three-month period in a mutually agreed upon format within 15 business days after the end of each month during the Term; provided, however, that TMS acknowledges and


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agrees that such forecasts are only AGENT's estimate of such monthly sales and that AGENT does not represent or warrant as to the accuracy of such forecasts.

                                    ARTICLE 6
                            MINIMUM SALES REQUIREMENT

         The first six months of the Term will be AGENT's start up phase (the "Initial Phase"), and AGENT will not be required to meet a Quota. After the Initial Phase, AGENT will be required to meet the following Quotas:

         (a) For the first 12-month period after the Initial Phase, $3,000,000 in total billings to Agent's Customers based upon annualized, quarterly billings during the final quarter of such 12-month period (the "Initial Quota");

         (b) For the second 12-month period after the Initial Phase, $4,500,000 in total billings to Agent's Customers based upon annualized, quarterly billings during the final quarter of such 12-month period or actual billings during such 12-month period; and

         (c) For subsequent periods, such amount as may be mutually agreed upon by the parties following the second 12-month period.

If TMS and AGENT cannot agree upon a Quota for subsequent periods, as provided in (c) above, then the Quota for the subsequent five 12-month periods of the Term shall be no more than $5,400,000, unless otherwise mutually agreed. If (a) AGENT does not fulfill its Quota during any given 12-month period, or (b) AGENT does not have, as of September 30, 1996, a minimum of five representatives to market and sell the Materials and the Agent's Services related to the "Target Account Selling" program described in Section B of Exhibit B, at least three of which are certified to deliver such program, then, upon 90 days written notice to AGENT from TMS, unless AGENT shall have cured any such failure within such 90-day period, AGENT will no longer have the exclusive right to market and distribute the Materials and the Agent's Services to the Agent's Protected Industries, and thereafter all customer accounts of AGENT within the Agent's Protected Industries shall be treated as Protected Accounts (as defined in Exhibit A).

                                    ARTICLE 7
                             PRICES AND COMMISSIONS

         7.1 Prices. The prices recommended by TMS to be charged for the Materials and the Agent's Services purchased pursuant to this Agreement shall be the applicable price reflected on the Recommended Customer Price List. AGENT, however, will set, in its discretion, the prices to be charged to Agent's Customers for the Materials and the Agent's Services. TMS's recommended prices for the Materials and the Agent's Services as reflected on the Recommended Customer Price List shall not exceed the prices offered by TMS to others for the Materials and similar services. If while this Agreement is in effect, TMS offers lower prices for the Materials and similar services,



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then the Recommended Customer Price List will be amended to reflect such lower prices as of the date such prices were offered to other similarly situated agents of TMS.

         7.2 Commissions. In consideration of the Agent's Services pursuant to this Agreement, AGENT will earn the following commissions for billings in connection with the sale of the Materials and the Agent's Services:

         (a) For the first 12 months of the Term (or until AGENT reaches the Initial Quota, whichever occurs first), TMS will be responsible for invoicing and receiving payments from Agent's Customers for the TMS products and services described in Exhibit B and will pay to AGENT the following sums within five business days of receipt by TMS of such sums from Agent's
                  Customers:

                  (i)      75% of all receipts from $0-$2,999,999;

                  (ii)     80% of all receipts from $3,000,000-$5,999,999; and

                  (iii)    85% of all receipts from $6,000,000 and above.

                  In addition, during the time period that TMS is responsible for invoicing and receiving payments from Agent's Customers, AGENT will be responsible for collection efforts required in connection with all billings to Agent's Customers. Accordingly, TMS will forward to AGENT copies of all invoices and other records relating to Agent's Customers required by AGENT in connection with its collection efforts.

         (b) After the first 12 months of the Term, pending the agreement of TMS, which shall not be unreasonably withheld, for the balance of the Term, AGENT will be responsible for invoicing, receiving and collecting all billings to Agent's Customers. For purposes of this subsection (b), TMS and AGENT agree that it would be unreasonable for TMS to withhold its agreement if AGENT has fulfilled the Initial Quota and, accordingly, that it would be reasonable for TMS to withhold its agreement if AGENT has not fulfilled the Initial Quota. Notwithstanding anything to the contrary contained herein, if AGENT fulfills the Initial Quota prior to the expiration of the first 12 months of the Term, then AGENT will be responsible for invoicing, receiving and collecting all billings to Agent's Customers at such time. AGENT will retain its commission from such collections and will pay to TMS the following sums within five business days of receipt by AGENT of such sums from Agent's Customers:

                  (i)      25% of all receipts from $0-$2,999,999;

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                  (ii)     20% of all receipts from $3,000,000-$5,999,999; and

                  (iii)    15% of all receipts from $6,000,000 and above.

Notwithstanding anything to the contrary contained herein, AGENT shall retain at all times during the Term, 100% of all billings to Agent's Customers which relate to any customized consulting services provided by AGENT (the "Non-TMS Matters"), and AGENT shall be responsible, at all times during the Term, for invoicing, receiving and collecting all billings to the Agent's Customers for any Non-TMS Matters.

         7.3 Collections. AGENT will make commercially reasonable efforts to collect billings from Agent's Customers. AGENT shall not be obligated to use any extraordinary efforts to collect any of such billings. AGENT shall not incur liability to TMS or any other Person for any uncollected billings, unless AGENT shall have engaged in willful misconduct or gross negligence in the collection of such billings. So long as AGENT is performing such collection services, TMS will not make any direct solicitation of Agent's Customers for collection purposes.

         7.4 Instructor Training Fees. AGENT will pay TMS a $7,500 per Person fee, with the first Person being free (the "Training Fee"), for leader certification training of AGENT's employees, Affiliates, agents and other representatives as instructors certified to conduct the Agent's Services related to the Materials. During any period during the Term that TMS is responsible for the invoicing and collection of billings pursuant to Section 7.2, TMS shall not invoice AGENT for any Training Fees due TMS hereunder, but shall deduct such Training Fees from TMS's payments to AGENT of its commissions pursuant to
Section 7.2, which deductions shall be made at the end of the third month following the accrual of such Training Fees. During each 12-month period that AGENT meets its Quota as set forth in Section 6, TMS will refund to AGENT any Training Fees paid to TMS during such 12-month period.

                                    ARTICLE 8
                      LIMITATION OF WARRANTY AND LIABILITY

         BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THE MATERIALS, BY THEIR NATURE, CANNOT BE WARRANTED AS TO EFFECTIVENESS. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT IN NO EVENT SHALL THE OTHER PARTY'S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

                                    ARTICLE 9
                                 CONFIDENTIALITY

         AGENT acknowledges and agrees that TMS Information is confidential and proprietary to TMS. AGENT agrees not to use any TMS Information for any purposes other than as permitted or required for performance by AGENT hereunder. AGENT further agrees not to



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disclose or provide any TMS Information to any third party and to take all commercially reasonable measures to prevent any such disclosure by its employees, agents, contractors or consultants. TMS acknowledges and agrees that Agent Information is confidential and proprietary to AGENT. TMS agrees not to use any Agent Information for any purposes other than as permitted or required for performance by TMS hereunder. TMS further agrees not to disclose or provide any Agent Information to any third party and to take all commercially reasonable measures to prevent any such disclosure by its employees, agents, contractors or consultants. TMS Information and Agent Information that does not constitute a trade secret, as defined under applicable law, shall not be considered confidential and proprietary information for purposes of this Agreement after one year from the date of the termination of this Agreement. The obligations of AGENT and TMS with regard to TMS Information and Agent Information, respectively, that constitutes a trade secret, as defined under applicable law, shall survive the termination of this Agreement.

                                   ARTICLE 10
                      TRADEMARKS AND COPYRIGHTED MATERIALS

         10.1 Property Rights of TMS. TMS represents and warrants that (a) it is the exclusive North American agent of TMI with regard to the Materials and all related intellectual property rights, (b) TMI is the exclusive owner of the Materials, (c) TMI possesses all copyright, trade secret and other similar property rights in the Materials, (d) TMS has all necessary rights to grant the rights and license granted to AGENT in Section 10.2 and (e) TMS will use its reasonable best efforts to protect TMS's and TMI's trademarks and copyrighted materials relating to the Materials.

         10.2 Use of Trademarks and Copyrighted Materials of TMS. TMS hereby grants to AGENT a non-exclusive, non-transferable, and royalty-free right and license to use TMS's and TMI's trademarks and copyrighted materials (the "TMS Intellectual Property") that are specified in Exhibit I attached hereto and made a part hereof, as such exhibit may be modified from time to time during the Term by mutual agreement of the parties, in connection with the marketing, sale and other distribution, promotion and advertising of the Materials for so long as such trademarks and copyrighted materials are used by AGENT in accordance with the terms and conditions of this Agreement and the Standard Marketing Practices, but in no event beyond the Term. AGENT shall afford TMS, upon prior notice to AGENT by TMS and without interfering with AGENT's business, reasonable opportunities during the Term to inspect the activities of AGENT in order to ensure that AGENT's use of the trademarks and copyrighted materials is in accordance with the terms and conditions of this Agreement and the Standard Marketing Practices. AGENT shall acquire no right, title or interest in TMS's or TMI's trademarks or copyrighted materials other than the foregoing limited license, and AGENT shall at all times recognize TMS's and TMI's right to total ownership of any and all trademarks and copyrighted materials in connection with the Materials. AGENT shall not use any of TMS's or TMI's trademarks or copyrighted materials as part of AGENT's corporate or trade name or permit any third party to do so without the prior written consent of TMS.

         10.3 Indemnification. TMS agrees to indemnify and hold AGENT and its successors and permitted assigns and the officers, directors, employees and agents of each of them



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harmless from and against any and all claims, damages, liabilities, costs and expenses of any kind, including, without limitation, reasonable attorneys' fees and expenses, in connection with or relating to any claim that the Materials infringe a copyright, trade secret or similar proprietary right of a third party. If any such claim is asserted, or in TMS's reasonable judgment is likely to be asserted, with respect to any of the Materials, AGENT agrees to allow TMS, at TMS's reasonable option, to (a) procure the right for AGENT to continue to sell such Materials or (b) replace or modify them in a functionally similar manner so they become noninfringing. If neither of the foregoing remedies is available on terms that are reasonable in TMS's judgment, AGENT, upon written request by TMS, shall return all copies, if any, of the Materials held by AGENT or under AGENT's control to TMS.

         10.4 Markings. AGENT shall not, without the prior written consent of TMS, remove or alter any trade names, trademarks, notices, serial numbers, labels or other identifying marks, symbols or legends affixed to any of the Materials or packages containing the Materials.

         10.5 Infringements. AGENT shall notify TMS as soon as practicable of any use by any third party of TMS's trademarks or copyrighted material of which AGENT's officers, directors, employees or agents have actual knowledge. TMS reserves the right in its sole discretion to institute and defend any litigation or other legal proceedings involving infringement of TMS Intellectual Property. AGENT agrees to cooperate fully with TMS in any action taken by TMS against such third parties; provided, however, that all expenses of AGENT relating to or arising from such action shall be borne by TMS.

         10.6 Termination of Use. Upon termination of this Agreement, AGENT shall cease and desist from use of TMS's trademarks or unauthorized use of its copyrighted materials in any manner.

         10.7 Use of Trademarks and Copyrighted Materials of AGENT. AGENT does not hereby grant to TMS a license or any other right to use, now or in the future, any of AGENT's current or future trademarks or copyrighted materials, including, without limitation, "Revenue Operating System," "Quality Revenue Process," "Chief Revenue Officer" or "CRO."

                                   ARTICLE 11
                                      TAXES

         11.1 AGENT's Taxes. AGENT shall be solely responsible for and shall pay, or reimburse TMS for, all taxes, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency of the Territory, that are associated with the performance by AGENT of its obligations hereunder or the payment of any amount by TMS to AGENT pursuant to the terms and conditions of this Agreement. AGENT shall remit promptly any and all taxes, duties, import deposits, assessments and other governmental charges collected from TMS or Agent's Customers to the appropriate taxing authorities.



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         11.2     TMS's Taxes. TMS shall be solely responsible for and shall pay, or reimburse AGENT for, all taxes, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency, that are associated with the performance by TMS of its obligations hereunder or the payment of any amount by AGENT to TMS pursuant to the terms and conditions of this Agreement. TMS shall remit promptly any and all taxes, duties, import deposits, assessments and other governmental charges collected from AGENT or Agent's Customers to the appropriate taxing authorities.

         11.3 Agent's Customers' Taxes. Any and all taxes, duties, import deposits, assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any governmental authority or agency, that are associated with the ordering of Materials on behalf of Agent's Customers shall be invoiced to and paid by Agent's Customers.

                                   ARTICLE 12
                              TERM AND TERMINATION

         12.1 Term. This Agreement shall take effect with respect to each geographical area comprising the Territory (as set forth in Exhibit D) as of the date first above written and shall continue in force until terminated pursuant to Section 12.2.

         12.2 Termination. This Agreement may be terminated in accordance with the following provisions:

         (a) The parties hereto may terminate this Agreement upon the mutual written agreement of the parties;

         (b) Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch upon the insolvency of either party or any action causing such party to avail itself of laws for the protection of debtors including, without limitation, the appointment of a receiver or the like, a complete or partial moratorium on the payment of debt, a petition in bankruptcy or the like filed by or against such party, or an assignment of all or any substantial portion of the assets of such party for the benefit of its creditors;

         (c) Unless a specific alternative remedy is set forth herein for any such material breach, either party may terminate this Agreement by giving notice in writing to the other party in the event that the other party is in material breach of this Agreement and shall have failed to cure such breach within 30 days of receipt of written notice thereof from the nonbreaching party; or

         (d) This Agreement will automatically terminate and all rights and obligations of TMS and AGENT hereunder shall cease if AGENT enters into any transaction in the Territory with any company listed on Exhibit H.

         12.3 Rights and Obligations on Termination. In the event of the termination of this Agreement pursuant to Section 12.2, neither party shall be released from the obligation to make payment of all amounts then or thereafter due and payable pursuant to the terms and conditions of this Agreement with respect to performance by the parties prior to the effective date of termination.

         12.4 No Compensation. If either party terminates this Agreement for any reason in accordance with the terms and conditions hereof, the parties hereby agree that, subject to the provisions of Section 12.3(a) hereof and without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination.

                                   ARTICLE 13
                                  FORCE MAJEURE

         13.1 Definition. "Force Majeure" shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or other governmental action, riots, civil disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

         13.2 Notice. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and payable pursuant to the terms and conditions hereof, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

         13.3 Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

                                   ARTICLE 14
                                  MISCELLANEOUS

         14.1 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Georgia, without regard to its conflict of laws provisions.

         14.2 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party; provided, however, either party shall be entitled to assign any or all of its rights and obligations hereunder to any of its Affiliates, as long as such Affiliate agrees in writing to be fully liable for the performance of all of the assigning party's obligations hereunder. Any dissolution, merger, consolidation or other reorganization of either party, the sale or other transfer of all or substantially all of the assets of either party or the sale or other transfer of a controlling percentage of the capital stock of either party (either in one or a series of sales to the same or related Persons), shall constitute an assignment of this Agreement for all purposes of this Section 14.2. Any prohibited assignment shall be null and void.

         14.3 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if pre-paid and delivered personally or by express mail, confirmed facsimile transmission or certified mail, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given or (b) on the third day following the date such notice was mailed, whichever occurs first.

         14.4 ENTIRE AGREEMENT. THIS AGREEMENT, INCLUDING EXHIBITS A THROUGH J ATTACHED HERETO AND INCORPORATED AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN TMS AND AGENT, AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.

         14.5 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

         14.6 Severability. If any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any applicable government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement, and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

         14.7 Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original hereof.

         14.8 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, and no waiver shall be construed as a continuing waiver.

         14.9 Approvals. Whenever under the provisions of this Agreement any approval or consent is required, such approval or consent shall not be unreasonably withheld (unless otherwise expressly provided herein) or delayed and shall be deemed granted (a) unless the party requested to grant its approval or consent gives written notice of its disapproval or the withholding of its approval or consent, and the reasons therefor, within five business days after receipt of a written request for such approval or consent or (b) unless otherwise expressly provided.

         14.10 Non-Solicitation. During the Term, the parties agree not to solicit any employee or other representative of the other party (or any of its Affiliates) without the written consent of such party, for a period of one year from the date such employee, agent or other representative ends its employment or affiliation with the other party. Neither party shall induce or recommend to any employee or other representative of the other party that such employee or other representative should end its employment or affiliation with the other party. This provision shall survive the termination of this Agreement for a period of six months.

         14.11 Construction of Agreement. Both parties acknowledge and agree that they have been represented by legal counsel in connection with the preparation of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party by reason of the responsibilities in connection with the preparation of this Agreement.

         14.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14.13 Access to Information. Each party hereto covenants and agrees to allow the other party and its authorized representatives reasonable access at such other party's expense during normal business hours to the employees and staff of the other party and its books, accounts, records, files and other documents relating to the Materials and the Agent's Services for the purpose of audit and inspection, and each party will furnish or cause to be furnished all information with respect to the Materials and the Agent's Services as the other party may reasonably request and agrees to cooperate fully with the other party and its representatives in connection with such audit and inspection.

         14.14 Attorneys' Fees. If any litigation is initiated by either party against the other relating to this Agreement or the subject matter hereof, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys' fees incurred in connection therewith.

         14.15 No Third-Party Beneficiaries. The parties hereto do not, by executing this Agreement, confer any benefit upon any Person other than the parties hereto and their permitted successors and assigns.

         14.16 Relationship of the Parties. The relationship between TMS and AGENT shall be solely as described herein. AGENT shall have no authority to act on behalf of TMS in any manner except in the manner and to the extent set forth herein or as TMS may expressly agree in writing. Persons retained by AGENT as dealers, employees, representatives or agents shall not by reason thereof be deemed to be employees or agents of TMS.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, hereby cause this Agreement to be executed on the date first above written.

TARGET MARKETING SYSTEMS, INC.                 EDUTREK SYSTEMS, INC.

By: /s/ Alston Gardner                         By:/s/R. Steven Bostic
   --------------------------------               ------------------------------
   Alston Gardner, Chief Executive Officer        R. Steven Bostic, President